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Exhibit 99.1 - Press Release dated November 21, 2003

          IASG Announces Alarm Contract Acquisitions and Obtains Board
            Approval to Acquire Commercial Alarm Monitoring Business


         Albany, New York (November 21, 2003) -- Integrated Alarm Services Group, Inc. (Nasdaq: IASG) at a regularly scheduled board meeting on Thursday, approved the acquisition of Lane Security, Inc., parent company of Protection Service Industries, L.P. "PSI" of Rancho Cucamonga, California.

         PSI is a leading provider of commercial alarm monitoring services in the western United States and also provides residential alarm monitoring in these same markets. Total recurring monthly revenue "RMR" acquired will be approximately $1,800,000, which represents the equivalent of 60,000 alarm contracts. In addition, PSI also generates approximately $550,000 per month of revenue, primarily associated with commercial alarm installation and related service and inspection activities. Both Lane Industries, current owner of Lane Security and IASG have received board approval to consummate the transaction. IASG has completed its due diligence and the transaction is anticipated to be completed in the next 15 business days pending execution of final purchase and sale documents.

         Additionally, IASG announced the acquisition of 1,400 alarm monitoring contracts, representing approximately $42,000 of RMR. Properties monitored by these acquired contracts are primarily located in Tampa, Florida.

         Total consideration paid for these acquisitions will be approximately $48 million.

         In announcing these transactions, Timothy M. McGinn, Chairman and CEO of IASG, said, "We are pleased to have acquired the Tampa accounts and expect to make further account acquisitions in the Tampa market. Further, the PSI business, which is approximately 55% commercial and 45% residential, will provide IASG with an opportunity to evolve from total reliance on residential monitoring. The acquired PSI account base, located in California, Arizona and New Mexico, will be serviced by the existing PSI infrastructure which will become part of IASG."

         McGinn continued, "With the acquisition of PSI, account equivalent additions since the Company's IPO will total 74,600. These contract acquisitions strengthen our Company's presence in important targeted geographic markets with solid alarm industry demographics. The PSI acquisition, when completed, will put IASG solidly in a key commercial market - the western United States."


About IASG

         Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in servicing the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring.

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         This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG's future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements because IASG's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operations; the impact of competition and technological change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Risks Related to our Business" in IASG's final prospectus dated July 23, 2003 as filed with the Securities and Exchange Commission on July 25, 2003 and the reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.

Contact:
Joseph L. Reinhart
Investor Relations
Integrated Alarm Services Group, Inc.
518-426-1515